Exhibit 99.1. Press Release dated July 22, 2003

INTEGRATED BIOPHARMA COMPLETES ACQUISITION OF PAXIS PHARMACEUTICALS

Hillside, NJ, July 22, 2003 -- Integrated BioPharma, Inc. (Amex: INB), a leading biopharmaceutical company, today announced the completion of two transactions by which it acquired 97% of Paxis Pharmaceuticals Inc (Paxis), a Boulder, Colorado based company organized to manufacture and distribute cGMP API Paclitaxel, a leading cancer therapy drug. INB acquired 47% of Paxis in exchange for its 50% interest in Natex Georgia LLC, a company organized in the Republic of Georgia to harvest from Georgian government lands organic biomass from which Paclitaxel is made. INB acquired 50% of Paxis from Trade Investment Services LLC, which funded Paxis's and Natex's development. INB expects to acquire the remaining 3% of Paxis shares this quarter.

INB also announced that Paxis has entered into a letter of intent with Chatham Biotec Ltd., a Canadian company in the biomass growing, harvesting and drying business for the creation of a Canadian based 50:50 joint venture to produce extract and intermediate precursor Paclitaxel in Canada from Canadian Taxus trees supplied by Chatham, using Paxis's extraction expertise in an existing extraction facility currently controlled by Chatham. Paxis will use the extract material to satisfy its requirements for finished API paclitaxel production and to produce precursor material to be sold by the joint venture.

"Through these acquisitions, we will have created a fully integrated North American capability to supply up to 400 kilos per year of cGMP Paclitaxel to the world market, supported by an assured, long term, economical, North American source of quality organic biomass and precursor Paclitaxel more than adequate to supply that capacity", said E. Gerald Kay, Chairman of INB. "Since the activities at Paxis' Boulder facility to meet the latest cGMP standards are almost completed, Paxis has begun offering precursor and API Paclitaxel for sale in contemplation of delivery in the first quarter of calendar 2004."

Last year, Paxis acquired the Boulder facilities and equipment previously owned and used by Hauser, Inc., to produce cGMP Paclitaxel for Bristol-Myers Squibb Taxol products. Dr. Dean Stull, a founder and former CEO of Hauser and now the President of Paxis, will continue as President and a director of Paxis and will also become a member of INB's Science Advisory Board.

"I am very pleased that Paxis and INB have come together", said Dr. Stull. "Now that INB's financial and infrastructure support have enabled Paxis to create a fully integrated, proprietary, forest to finished product business fully executable within North America, I expect Paxis to fulfill its plan to be the principal supplier of cGMP API and precursor Paclitaxel to the world market."

Paclitaxel is a naturally occurring chemotherapeutic anti-cancer agent found in certain species of yew, or Taxus, trees. The concentration of paclitaxel in yew trees is very small, generally less than 0.02%, and accordingly the process of extracting taxanes from yew biomass is complicated and challenging. The manufacturing process is designed to extract, isolate and purify paclitaxel from yew biomass leaving behind other components, including non-paclitaxel taxanes.

About Integrated BioPharma

Integrated BioPharma, Inc., serves the varied needs of the nutraceutical, biotechnology and pharmaceutical industries. Through a number of wholly owned subsidiaries INB develops, manufactures and distributes over 130 products. The Company has recently upgraded and expanded its manufacturing facilities to further increase production capacity. A leader for many years in providing nutritional supplement products and services, INB's recent acquisitions place it in the rapidly growing field of genetically engineered human therapeutics. Its lead natural product pharmaceutical is API paclitaxel, a chemotherapeutic drug used in the treatment of breast, ovarian and other cancers.


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Integrated BioPharma's business base, long-standing industry reputation and experienced management team should facilitate rapid and significant growth in the coming years. Integrated BioPharma currently consists of eight operating units with significant competitive advantages derived from shared resources, synergies and economies of scale. Further information is available at www.iBioPharma.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.


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